Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh
(425) 453-9400

ESTERLINE ANNOUNCES 2Q NET EARNINGS OF $45.2 MILLION,

OR $1.44 PER SHARE, ON $504.8 MILLION SALES

Highlights:

•	Discrete items add $0.15 per share (see Table 1)

•	FY12 guidance adjusted to reflect timing

•	Updated full-year guidance: $5.10 to $5.25

•	Orders solid; backlog growing

•	Souriau acquisition tracking to plan

•	Commercial aerospace markets strengthening; defense markets stronger than expected

BELLEVUE, Wash., May 31, 2012 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace/defense markets, today reported fiscal 2012 second quarter (ended April 27) net income of $45.2 million, or $1.44 per diluted share. Sales in the quarter were $504.8 million. For the quarter, the company noted that results include the discrete items described in Table 1 below. These items total $0.15 per share, net of tax. Year-ago net income was $45.9 million, or $1.47 per diluted share, including a $5.5 million settlement related to 787 program scope changes. Sales in the year-ago quarter were $435.3 million.

Table 1: Effects of Discrete Items on 2nd Quarter 2012 EPS

(Estimated tax rate 20%, 31.3 million shares)

Earnings Per Share	$1.44

Litigation Settlement	0.30
Customer Bankruptcy	(0.07)
Contract Assertions	(0.08)

Total Discrete Items	$0.15

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Page 2 of 6 Esterline Reports Fiscal 2012 Second Quarter Results

Brad Lawrence, Esterline’s Chief Executive Officer, said that excluding the discrete items, Esterline’s second quarter “…came in right about where we thought it would. We had solid performance by our Sensors & Systems and Advanced Materials segments, offset by anticipated timing issues in our Avionics & Controls segment. We’re still expecting a strong finish to the year, weighted heavily to the fourth quarter.” Lawrence noted that steadily growing commercial aircraft build rates will benefit the company as it moves into next fiscal year. “Our order book is growing and our backlog is solid,” he said.

Lawrence noted that Souriau, Esterline’s France-based connector company acquired in July 2011, is performing well, reflecting strong demand across its product lines and markets, including heavy industrial, oil and gas, and nuclear. He said the integration is going well. “I can say with confidence that the combination of Souriau and Esterline has strengthened relationships with both Airbus and Boeing. Given the early stage of the commercial build cycle, we believe the timing for growing these relationships is very good.” He added that Esterline’s “…strong cash flow has enabled us to pay down $115 million of debt in the nine months since the acquisition.”

Lawrence said that although the company’s defense-related businesses will not perform to last year’s levels, “…we are seeing some unexpected pockets of strength. Our U.S. countermeasure business is looking to have a solid year, and we’re seeing strong sales of embedded communication intercept receivers for signal intelligence applications.”

He called the company’s updated full-year guidance of $5.10 to $5.25 “…realistic given how the timing of key shipments—including foreign countermeasures, military headsets, and avionics programs—remains difficult to call.”

One of these timing issues relates to the Hawker Beechcraft bankruptcy. Lawrence emphasized that there remains significant demand for Hawker’s T-6B trainer aircraft with its Esterline glass cockpit. He said, “…we’re encouraged to have received preferred supplier status during what appears to be an orderly reorganization.” He noted, however, that the process is in the hands of the courts and “…until we have better visibility, it’s only prudent to be cautious regarding our shorter term outlook.”

Lawrence said that the company’s 36.6% gross margin performance in the quarter was especially encouraging given the slowdown in the Avionics & Controls segment. Gross margin as a percent of sales in last year’s second quarter was 37.0% and included exceptionally strong spare

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Page 3 of 6 Esterline Reports Fiscal 2012 Second Quarter Results

parts and retrofit program sales, and the retroactive price settlement related to the 787 program mentioned above. Selling, general and administrative (SG&A) expenses as a percent of sales were 19.6% in the second quarter of 2012, compared with 16.6% a year ago. Lawrence said that, similar to last quarter, the increase was anticipated and “…also is primarily a result of our Avionics segment’s performance.” The increase in research, development and engineering (R&D) expenses in the quarter to 5.9% of sales from 4.9% last year primarily reflects investments in new avionics programs. The income tax rate for the second quarter of 2012 was 19.7% compared with 20.5% last year. Lawrence pointed to the company’s strong cash flow and reiterated his commitment to de-levering the balance sheet to the historic levels achieved prior to the Souriau acquisition.

New orders for the second quarter of 2012 were $566.0 million compared with $462.9 million for the same period last year. Backlog was $1.31 billion compared with $1.16 billion at the end of the prior-year period.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-202-0886; outside the U.S., use 617-213-8841. The pass code for the call is: 71749026.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 4 of 6 Esterline Reports Fiscal 2012 Second Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Six Months Ended
	Apr 27, 2012	Apr 29, 2011	Apr 27, 2012	Apr 29, 2011
Segment Sales
Avionics & Controls	$195,025	$231,532	$374,597	$423,999
Sensors & Systems	184,683	85,181	356,355	162,236
Advanced Materials	125,123	118,564	244,761	219,841

Net Sales	504,831	435,277	975,713	806,076

Cost of Sales	320,308	274,330	633,109	513,007

	184,523	160,947	342,604	293,069
Expenses
Selling, general and administrative	98,950	72,409	193,647	138,501
Research, development and engineering	29,545	21,251	55,940	40,870
Gain on settlement of contingency	(11,891)	—	(11,891)	—

Total Expenses	116,604	93,660	237,696	179,371

Operating Earnings From Continuing Operations	67,919	67,287	104,908	113,698

Interest income	(116)	(430)	(211)	(770)
Interest expense	11,484	8,958	23,012	18,095
Loss on extinguishment of debt	—	831	—	831

Income From Continuing Operations Before Income Taxes	56,551	57,928	82,107	95,542
Income Tax Expense	11,138	11,848	13,714	19,502

Income From Continuing Operations Including Noncontrolling Interests	45,413	46,080	68,393	76,040
Income Attributable to Noncontrolling Interests	(222)	(129)	(414)	(106)

Income From Continuing Operations	45,191	45,951	67,979	75,934

Loss From Discontinued Operations, Net of Tax	—	(37)	—	(29)

Net Earnings	$45,191	$45,914	$67,979	$75,905

Earnings Per Share – Basic:
Continuing Operations	$1.47	$1.51	$2.22	$2.50
Discontinued Operations	.00	.00	.00	.00

Earnings Per Share – Basic	$1.47	$1.51	$2.22	$2.50

Earnings Per Share – Diluted:
Continuing Operations	$1.44	$1.47	$2.18	$2.44
Discontinued Operations	.00	.00	.00	.00

Earnings Per Share – Diluted	$1.44	$1.47	$2.18	$2.44

Weighted Average Number of Shares Outstanding – Basic	30,669	30,496	30,650	30,422

Weighted Average Number of Shares Outstanding – Diluted	31,319	31,160	31,238	31,086

Page 5 of 6 Esterline Reports Fiscal 2012 Second Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Six Months Ended
	Apr 27, 2012	Apr 29, 2011	Apr 27, 2012	Apr 29, 2011
Segment Sales
Avionics & Controls	$195,025	$231,532	$374,597	$423,999
Sensors & Systems	184,683	85,181	356,355	162,236
Advanced Materials	125,123	118,564	244,761	219,841

Net Sales	$504,831	$435,277	$975,713	$806,076

Income From Continuing Operations
Avionics & Controls	$18,251	$44,915	$38,314	$75,919
Sensors & Systems	24,710	11,595	31,525	22,566
Advanced Materials	26,160	22,979	49,233	38,247

	69,121	79,489	119,072	136,732
Corporate expense	(13,093)	(12,202)	(26,055)	(23,034)
Gain on settlement of contingency	11,891	—	11,891	—
Interest income	116	430	211	770
Interest expense	(11,484)	(8,958)	(23,012)	(18,095)
Loss on extinguishment of debt	—	(831)	—	(831)

Income From Continuing Operations
Before Income Taxes	$56,551	$57,928	$82,107	$95,542

Page 6 of 6 Esterline Reports Fiscal 2012 Second Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Apr 27, 2012	Apr 29, 2011
Assets
Current Assets
Cash and cash equivalents	$191,095	$391,514
Cash in escrow	5,012	5,000
Accounts receivable, net	361,304	308,103
Inventories	413,855	315,994
Income tax refundable	6,226	12,067
Deferred income tax benefits	49,199	38,232
Prepaid expenses	25,065	18,369
Other current assets	5,128	18,673

Total Current Assets	1,056,884	1,107,952

Property, Plant and Equipment, Net	363,557	287,942

Other Non-Current Assets
Goodwill	1,141,347	835,167
Intangibles, net	652,457	456,648
Debt issuance costs, net	9,757	9,759
Deferred income tax benefits	83,381	95,048
Other assets	20,175	22,404

	$3,327,558	$2,814,920

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$114,386	$84,660
Accrued liabilities	259,168	233,727
Credit facilities	—	110,000
Current maturities of long-term debt	13,139	1,782
Deferred income tax liabilities	5,095	10,477
Federal and foreign income taxes	11,829	2,451

Total Current Liabilities	403,617	443,097

Long-Term Liabilities
Credit facilities	300,000	—
Long-term debt, net of current maturities	660,935	495,719
Deferred income tax liabilities	228,603	153,660
Pension and post-retirement obligations	103,054	109,251
Other liabilities	13,809	27,568

Total Shareholders’ Equity	1,617,540	1,585,625

	$3,327,558	$2,814,920